ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

Exhibit 99.1

NEWS RELEASE

Abraxas Reports Second Quarter 2007 Results

SAN ANTONIO (August 8, 2007) – Abraxas Petroleum Corporation (AMEX:ABP) today reported financial and operating results for the quarter and six months ended June 30, 2007 and provided an operational update. For reporting purposes, results are consolidated and include Abraxas Petroleum Corporation (“Abraxas”) and its subsidiaries, and Abraxas Energy Partners, L.P. and its subsidiaries.

The second quarter of 2007 resulted in:

•	Production of 1.8 Bcfe;
•	Revenue of $14.9 million;
•	EBITDA (a) of $8.8 million;
•	Cash flow (a) of $6.1 million; and
•	Net income of $56.9 million, or $1.27 per share.

The six months ended June 30, 2007 resulted in:

•	Production of 3.5 Bcfe;
•	Revenue of $26.5 million;
•	EBITDA (a) of $16.3 million;
•	Cash flow (a) of $9.5 million; and
•	Net income of $56.2 million, or $1.28 per share.

(a) see reconciliation of non-GAAP financial measures below.

Net income in the second quarter of 2007 was $56.9 million, or $1.27 per share compared to net income in the same quarter of 2006 of $983,000, or $0.02 per share. Net income for the six months ended June 30, 2007 was $56.2 million, or $1.28 per share compared to net income during the same six-month period of 2006 of $2.2 million, or $0.05 per share.

During the second quarter of 2007, Abraxas closed a series of transactions that resulted in the repayment of all of its then outstanding indebtedness. Abraxas formed a master limited partnership, Abraxas Energy Partners, L.P. (the “Partnership”), pursuant to which Abraxas contributed certain assets located in South and West Texas. Abraxas, through certain wholly-owned subsidiaries, serves as the general partner of the Partnership and together with its limited partner interests, currently own an approximate 47% interest in the Partnership. An approximate 53% interest in the Partnership was sold in a private placement offering for $100 million. The Partnership entered into a credit facility which had outstanding indebtedness of $35 million at June 30, 2007 and which is non-recourse to Abraxas. Abraxas sold $22.5 million of its common stock in a private placement offering to several purchasers of the Partnership units. Net proceeds from these transactions of approximately $147.3 million were used to repay all of Abraxas’ then outstanding indebtedness, to fund future drilling opportunities and for general corporate purposes. These transactions resulted in the recognition of a pre-tax gain in the amount of $58.5 million.

500 N. Loop 1604 East, Suite 100

San Antonio, Texas 78232

Phone: 210.490.4788 Fax: 210.490.8816

Operations

In South Texas, we reached total depth (10,500’) on the Sutherland #1 in Bee County, Texas and are currently in the process of completing the well. Abraxas owns an approximate 55% working interest in this vertical well which is targeting the Wilcox formation.

In the Oates SW Field area of West Texas, the Manzanita #1H has stabilized at a gross production rate of 2.2 MMcfepd. Abraxas owns a 100% working interest in this horizontal well that produces from the Devonian formation.

In Wyoming, the filing of our drilling permits was delayed due to wildlife inhabitants. We anticipate receiving approvals by the end of September.

“The transactions we closed during the second quarter concluded our long-standing goal of reducing the leverage on our balance sheet. At the end of the third quarter of 1999, we had approximately $350 million in debt with a market capitalization of less than $9 million and as of June 30, 2007, we have $35 million in debt at the Partnership level, zero debt at Abraxas, and a market capitalization of almost $200 million. We have truly strengthened our balance sheet and we now have the ability to again grow our asset base and to capitalize on the numerous drilling opportunities we have identified on our existing leasehold. After our contribution of certain assets to the Partnership, we retained approximately 34 Bcfe of proved reserves with numerous high-impact proved undeveloped and probable locations. We also retained our resource plays in West Texas (Woodford Shale) and Wyoming (Brooks Draw), in addition to several exploratory projects we have identified in South Texas targeting the Wilcox formation. We also currently own 47% of the Partnership which intends to pay quarterly cash distributions to all of its unitholders,” commented Bob Watson, Abraxas’ President and CEO.

Conference Call

Abraxas invites you to participate in a conference call on Wednesday, August 8, 2007, at 2:00 p.m. CT to discuss the contents of this release and respond to questions. Please dial 1.866.510.0676, passcode 73886005, 10 minutes before the scheduled start time, if you would like to participate in the call. The conference call will also be webcast live on the Internet and can be accessed directly on the Company’s website at www.abraxaspetroleum.com under Investor Relations. In addition to the audio webcast replay, a podcast and transcript of the conference call will be posted on the Investor Relations section of the Company’s website approximately 24 hours after the conclusion of the call, and will be accessible for at least 60 days.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations in Texas and Wyoming.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil. In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Barbara M. Stuckey/Vice President - Corporate Development

Direct Telephone 210.757.9835

Main Telephone 210.490.4788

bstuckey@abraxaspetroleum.com

www.abraxaspetroleum.com

ABRAXAS PETROLEUM CORPORATION

QUARTER-END RESULTS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Financial Results (In thousands except per share data):
Revenues	$ 14,873	$ 13,304	$ 26,524	$ 26,609
EBITDA (a)	8,813	9,378	16,271	18,226
Cash flow (a)	6,110	5,288	9,458	10,191
Net income	56,894	983	56,160	2,203
Net income per share – basic	$ 1.27	$ 0.02	$ 1.28	$ 0.05
Weighted average shares outstanding – basic	44,945	42,569	43,851	42,524

Production:
Crude oil per day (Bopd)	540	559	549	539
Natural gas per day (Mcfpd)	16,193	18,080	16,160	17,684
Natural gas equivalents per day (Mcfepd)	19,436	21,431	19,454	20,917
Natural gas equivalents (Bcfe)	1.77	1.95	3.52	3.79

Realized Prices, excluding hedges:
Crude oil (Bbl)	$ 60.83	$ 66.09	$ 57.70	$ 62.97
Natural gas (Mcf)	6.56	5.49	6.31	5.94
Natural gas equivalent (Mcfe)	7.16	6.35	6.87	6.64

Expenses:
Lease operating ($ per Mcfe)	$ 1.09	$ 0.94	$ 1.09	$ 0.92
Production taxes (% of oil and gas revenue)	8.9%	7.1%	9.1%	8.2%
General and administrative, excluding stock-based compensation ($ per Mcfe)	0.51	0.48	0.58	0.54
Cash interest ($ per Mcfe)	1.53	2.10	1.93	2.12
Depreciation, depletion and amortization ($ per Mcfe)	1.90	1.92	1.92	1.88

(a)	See reconciliation of non-GAAP financial measures below

BALANCE SHEET DATA

(In thousands)	June 30, 2007	December 31, 2006

Cash	$11,488	$43
Working capital (deficit)	11,961	(3,719)
Property and equipment - net	106,976	104,957
Total assets	131,117	117,486

Long-term debt	35,000	127,614
Stockholders’ equity (deficit)	55,985	(21,619)
Common shares outstanding	48,760	42,727

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenues:
Oil and gas production revenues	$12,660	$12,385	$24,192	$25,149
Realized hedge income (loss)	-	430	(126)	283
Unrealized hedge income	1,900	54	1,816	363
Rig revenues	311	429	639	805
Other	2	6	3	9
	14,873	13,304	26,524	26,609
Operating costs and expenses:
Lease operating	1,932	1,835	3,821	3,488
Production taxes	1,131	881	2,204	2,050
Depreciation, depletion, and amortization	3,355	3,737	6,756	7,136
Rig operations	202	219	373	430
General and administrative (including stock- based compensation of $372, $199, $544 and $370)	1,267	1,136	2,583	2,422
	7,887	7,808	15,737	15,526
Operating income	6,986	5,496	10,787	11,083

Other (income) expense:
Interest income	(53)	-	(67)	(1)
Interest expense	2,784	4,115	6,935	8,086
Amortization of deferred financing fees	149	398	547	795
Loss on debt extinguishment	6,455	-	6,455	-
Gain on sale of assets	(58,498)	-	(58,498)	-
	(49,163)	4,513	(44,628)	8,880
Income before income tax and minority interest	56,149	983	55,415	2,203
Income tax expense	715	-	715	-
Income before minority interest	55,434	983	54,700	2,203
Minority interest	1,460	-	1,460	-
Net income	$56,894	$983	$56,160	$2,203

Net income per common share - basic	$1.27	$0.02	$1.28	$0.05

Net income per common share - diluted	$1.24	$0.02	$1.26	$0.05

Weighted average shares outstanding:
Basic	44,945	42,569	43,851	42,524
Diluted	45,738	44,073	44,588	44,119

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

To fully assess Abraxas’ operating results, management believes that, although not prescribed under generally accepted accounting principles (“GAAP”), discretionary cash flow and EBITDA are appropriate measures of Abraxas’ ability to satisfy capital expenditure obligations and working capital requirements. Cash flow and EBITDA are non-GAAP financial measures as defined under SEC rules. Abraxas’ cash flow and EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company’s profitability or liquidity. As cash flow and EBITDA exclude some, but not all items that affect net income and may vary among companies, the cash flow and EBITDA presented below may not be comparable to similarly titled measures of other companies. Management believes that operating income calculated in accordance with GAAP is the most directly comparable measure to cash flow and EBITDA; therefore, operating income is utilized as the starting point for these reconciliations.

Cash flow is defined as operating income (loss) plus depletion, depreciation and amortization expenses, non-cash expenses, unrealized (gains) losses on the settlement of non-hedge derivatives and cash portion of other income (expense) and cash interest. The following table provides a reconciliation of cash flow to operating income for the periods presented.

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Operating income	$6,986	$5,496	$10,787	$11,083
Unrealized hedge (income)	(1,900)	(54)	(1,816)	(363)
Depletion, depreciation and amortization	3,355	3,737	6,756	7,136
Stock-based compensation	372	199	544	370
Cash interest	(2,703)	(4,090)	(6,813)	(8,035)
Cash Flow	$6,110	$5,288	$9,458	$10,191

EBITDA is defined as net income (loss) plus interest expense, depletion, depreciation and amortization expenses, deferred income taxes and other non-cash items. The following table provides a reconciliation of EBITDA to operating income for the periods presented – see consolidated statements of operations for a reconciliation of net income to operating income.

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Operating income	$6,986	$5,496	$10,787	$11,083
Unrealized hedge (income)	(1,900)	(54)	(1,816)	(363)
Depletion, depreciation and amortization	3,355	3,737	6,756	7,136
Stock-based compensation	372	199	544	370
EBITDA	$8,813	$9,378	$16,271	$18,226